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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use of our report dated March 28, 2003, with respect to the combined balance sheets of Qwest Dex Holdings, Inc. and subsidiary (collectively, Dex) in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, referred to as Dex West (as more fully described in Note 1 to the combined financial statements), as of December 31, 2002 and 2001, and the related combined statements of income, changes in shareowner's deficit and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, included in this Registration Statement on Form S-4 of Dex Media West LLC and Dex Media West Finance Co., and to the references to our firm under the headings "Summary Historical and Pro Forma Financial Data," "Selected Historical Financial Data," and "Experts" in this Registration Statement.

Our report refers to the previous inclusion of the combined results of operations of Dex West in the consolidated financial statements of Qwest Communications International Inc, a public company, using the point of publication method for directory advertising revenue and cost recognition. The combined financial statements of Dex West present directory advertising revenue and costs under the deferral and amortization method.


/s/ KPMG LLP


Denver, Colorado
February 9, 2004